Exhibit 99.1
INTERNAL CORRESPONDENCE

Date:	8 September 2005

To:	Eric Haeussler

Copy:

From:	Carl Young

Subject:	Extended Separation Date
In a memo dated 30 June 2005, it was stated that your separation date be extended to October 31. Due to the current business conditions and plans, it is now anticipated that your employment with TFS will continue through December 31, 2005.
Given this, the retention outlined in previous memos, including the $9,583.33 per month, is still in place. The $9,583.33 per month will be added to your base salary, as will your car allowance, which means your base pay will now be $19,666.67 per month. This salary change was effective September 1.
In addition, TFS will guarantee your employment through December 31 or pay in lieu of employment. All other terms and conditions outlined in the previous memos still apply.
By signing this memo, you acknowledge that you understand the terms and conditions outlined above.

/s/Eric Haeussler	9/8/05

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